Exhibit 99.6

May 25, 2018

Special Committee of the Board of Directors

Nationstar Mortgage Holdings, Inc.

8950 Cypress Waters Blvd.

Coppell, Texas 75019

Re:	Amendment No. 2 to Registration Statement on Form S-4 of WMIH Corp. relating to WMIH Corp. common stock, par value $0.00001, filed May 25, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 12, 2018 (“Opinion Letter”), with respect to the fairness to the holders of shares of common stock of Nationstar Mortgage Holdings, Inc. (the “Company”) (other than the Company Principal Stockholder) (as defined in the Opinion Letter), from a financial point of view, of the Consideration (as defined in the Opinion Letter) to be received by such holders in the Transaction (as defined in the Opinion Letter), taking into account the Principal Stockholder Cash Election (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the special committee of the board of directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of the Financial Advisor to the Nationstar Special Committee”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Nationstar Special Committee and Reasons for the Merger”, and “The Merger—Opinion of the Financial Advisor to the Nationstar Special Committee”, and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the special committee of the board of directors of the Company, the board of directors of the Company including any committee thereof, or the Company, without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PJT Partners LP
PJT Partners LP